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                                                                     EXHIBIT 5.1

                                            September 12, 2003

Acusphere, Inc.
500 Arsenal Street
Watertown, Massachusetts 02472

            Re:   Registration Statement on Form S-1 (No. 333-106725)

Ladies and Gentlemen:

      We are acting as counsel for Acusphere, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 4,312,500 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company pursuant to the Company's Registration Statement on Form S-1 (No. 333-106725), as amended, which has been filed with the Securities and Exchange Commission (the "Registration Statement").

      We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon we are of the opinion that the Shares, when issued and paid for in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospects under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,


                                            /s/ Testa, Hurwitz & Thibeault, LLP

                                            TESTA, HURWITZ & THIBEAULT, LLP